Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
LK Products Oy:

We consent to the incorporation by reference in the registration statements Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, and 333-64060) on Form
S-8 of Technitrol Inc. of our report dated November 25, 2005, with respect to the combined balance sheets of LK Products Oy (a business of Filtronic PLC) as of December 31, 2003 and 2004, and the related combined statements of income and cash flows for the years then ended which report appears in the Form 8-K/A of Technitrol Inc. dated November 25, 2005.

Helsinki, Finland

25 November, 2005

KPMG Oy Ab

Pekka Pajamo
Authorized Public Accountant